                                                             EXHIBIT A


Contact:  John Witham/Jennifer Weichert
(612) 942-9880                                       FOR IMMEDIATE RELEASE

             GREENAWALT NAMED PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           OF OLYMPIC FINANCIAL LTD.;
                KANTOR ELECTED CHAIRMAN OF THE BOARD OF DIRECTORS


MINNEAPOLIS, MINNESOTA . . . January 6, 1997 -- Olympic Financial Ltd. (NYSE: OLM) today announced that Richard A. Greenawalt has accepted the position of President and Chief Executive Officer. Mr. Greenawalt comes to Olympic Financial from Advanta (NASDAQ: ADVNB; ADVNA), an $18 billion financial services concern, where he was President, Chief Operating Officer and a Director. The Board also announced that Warren Kantor has been elected Chairman of the Board of Directors of Olympic Financial.

Mr. Greenawalt was instrumental in directing Advanta's advancement over the past nine years, growing the business from less than $1.0 billion in assets under management to a greater than $18 billion business focused on consumer finance niches in credit cards, mortgages services, small business lending and insurance. The market value of Advanta grew from less than $100 million to more than $2.0 billion during this time.

Chairman of the Board of Olympic Financial, Kantor, commented, "Olympic Financial is one of the fastest growing auto finance businesses in the U.S. today approaching $4.0 billion. Rich's experience having grown Advanta from a $1.0 billion company to an $18 billion business, exemplifies his qualifications for the new role he has taken on. It is an indication of Olympic's excellent potential that one of the industry's leading executives is joining the Company as President and Chief Executive Officer."

Mr. Greenawalt stated, "Olympic represents a new challenge. I am excited by the opportunity to be the CEO of an emerging consumer finance company. The Company has great vitality and superb potential. I believe my experience combined with that of the management team and the Board of Directors will create success."

Previously, Mr. Greenawalt spent fifteen years with Citicorp, where he ran two of their consumer finance operations: first as President and Chief Executive Officer of Retail Services, Inc. and later as Chairman and Chief Executive Officer of Citicorp. Person-to-Person, Inc. He also served as President of Transamerica Financial Corporation prior to joining Advanta.

Mr. Greenawalt has an M.B.A. from Carnegie Mellon University and is an engineering school graduate of Drexel University. He is a member of the Drexel University Board of Trustees and the Executive Committee of the Board. He also serves on the Franklin Institute Board and since 1990, he has been a Director of MasterCard International.

Mr. Kantor has been serving the Company as Chairman of the Executive Committee and Acting Chief Executive Officer since the resignation of Jeffrey C. Mack on August 26, 1996.

Olympic Financial Ltd. is a Minneapolis-based consumer finance company which purchases, sells and services prime retail installment contracts for new and used automobiles originated by more than 7,500 dealers nationwide. Olympic is the largest independent provider of automobile financing. The Company, which was founded in 1990, has Regional Buying Centers in Arizona, Northern and Southern California, Colorado, Florida, Georgia, Massachusetts, Minnesota, Missouri, New York, North Carolina, Ohio, Tennessee, North, South and West Texas and Washington. The Company acquires loans through 17 Regional Buying Centers and has expanded its dealer network to include dealers in 38 states.


                                # # # # #




















          Olympic Financial Center, 7825 Washington Avenue South,
                         Minneapolis, MN 55439-2444